Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of the 30th day of October, 2013 (the "Agreement"), by and among PolyPid Ltd., an Israeli company (the “Company”), Xenia Venture Capital Ltd., a company incorporated and registered under the laws of the State of Israel, registration no. 51-381316-2(the “Series A Holder”), the shareholders listed on Schedule A attached hereto (the “SeriesA-1 Holders”), the shareholders listed on Schedule B attached hereto (the “Series B Holders”), the shareholders listed on Schedule B-1 attached hereto (the “SeriesB-1 Holders”) and the investors listed on ExhibitB-1 attached hereto(each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are parties to the Series B-1 Preferred Share Purchase Agreement of even date herewith (the “Series B-1Purchase Agreement”) pursuant to which, among other things, the Company shall issue to the Investors Series B-1 Preferred Shares of the Company, each with a nominal value of NIS 0.1 (“Series B-1PreferredShares”);

WHEREAS, the Series B-1 Purchase Agreement provides that as a condition to the closing of the sale of the Series B-1 Preferred Shares, this Agreement must be executed and delivered by the Investors and the Company; and

WHEREAS, in order to induce the Company to approve the issuance of the Series B-1 Preferred Shares and to induce the Investors to invest funds in the Company pursuant to the Series B-1Purchase Agreement, the parties hereby agree that this Agreement shall govern the rights of the Investors, the Series B-1 Holders, the Series B Holders, the Series A-1 Holders and the Series A Holderin respect of the matters set for herein and the Investors, the Series B Holders, the Series A-1 Holders and the Series A Holder agree to cause the Company to register ordinary shares of the Company issued or issuable to them and certain other matters; all as set forth herein;

WHEREAS, Series A Holder is a holder of Series A Preferred Shares of the Company (the “Series A Preferred Shares”), Series A-1 Holders are holders of Series A-1 Preferred Shares of the Company (the “Series A-1 Preferred Shares”), Series B Holders are holders of Series B Preferred Shares of the Company (the “Series B Preferred Shares”)and Series B-1 Holders and the Investors are holders of Series B-1 Preferred Shares of the Company (the “Series B-1PreferredShares”) (the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series B-1 Preferred Shares, the “Preferred Shares” collectively) and have previously been provided with certain registration rights pursuant to the Investors’ Rights Agreement, dated as of December 30, 2012(“Series B-1 IRA”), and agrees that this Agreement shall supersede any registration rights previously granted to the Series A Holder, Series A-1 Holders, Series B Holders and certain Series B-1 Holders.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

1.            Registration Rights. The Company covenants and agrees as follows:

1.1          Definitions. For purposes of this Section 1:

(a)          The term “Act” means the United States Securities Act of 1933, as amended.

(b)          The term “Form S-3” means Form S-3 or F-3 under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c)          The term “Holder” means any party to this Agreement owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10hereof.

(d)          The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares under the Act.

(e)          The term “1934 Act” means the United States Securities Exchange Act of 1934, as amended.

(f)          The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)          The term “Registrable Securities” means:(i) the Ordinary Shares issuable or issued upon conversion of the Series B-1 Preferred Shares, (ii) the Ordinary Shares issuable or issued upon conversion of the Series B Preferred Shares, (iii) the Ordinary Shares issuable or issued upon conversion of the Series A-1 Preferred Shares, (iv) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares and (v) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii)and (iv)above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(h)          The number of shares of “Registrable Securities” outstanding shall be determined by the number of Ordinary Shares outstanding that are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(i)          The term “SEC” shall mean the United States Securities and Exchange Commission.

1.2          Request for Registration.

(a)          Subject to the conditions of this Section 1.2, if the Company shall receive at any time following the earlier of (i)five (5) years after the date of this Agreement or (ii) six (6) months following the Initial Offering, a written request from the holders of the Preferred Shares holding more thanfifty percent (50%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders (other than the Initiating Holders), and subject to the limitations of this Section 1.2, use best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Ordinary Shares issued or issuable upon conversion of Preferred Shares held by all such Holders, provided, however, that in any event the number of Registrable Securities held by the holders of Series B-1 Preferred Sharesto be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b)          The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)          after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(ii)         during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3below, provided that the Company is actively employing in good faith efforts to cause such registration statement to become effective; or

(iii)        if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4hereof; or

(iv)        if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period; or

(v)         if the anticipated aggregate offering price (net of any underwriters’ discounts or commissions) is less than $4,000,000.

1.3         Company Registration.

(a)          If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its share capital or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company share plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.3use best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)         Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7hereof.

(c)          Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s share capital, the Company shall not be required under this Section 1.3to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the majority of the Holders, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities held by the holders of Series B-1 Preferred Shares included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, and (ii) the number of Registrable Securities held by the holders of Series B-1 Preferred Shares included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4         Form S-3 Registration. In case the Company shall receive from at least two of the following groups:(i) the Holders of more than (50%) of the Registrable Securities held by the holders of the Series B-1 Preferred Shares; (ii) the Holders of more than(50%) of the Registrable Securities held by the holders of the Series B Preferred Shares; (iii) the Holders of more than (50%) of the Registrable Securities held by the Series A-1 Holders; or (vi) the Series A Holder; a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)          promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)          use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i)          if Form S-3 is not available for such offering by the Holders;

(ii)         if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii)        if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

(iv)        if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4.

(c)          Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5          Obligations of the Company. Whenever required under this Section1to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)          prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)          furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)          use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)          notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)          cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)          provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)           furnish, at the request of any Holder of Registrable Securities covered by such registration statement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holders and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and such Holders.

1.6          Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7          Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2or Section 1.4if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securitiesto be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), provided, however, that if (i) at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, (ii) the withdrawal was made at the request of the managing underwriter, or (iii) the Initiating Holders requested the Company to make the withdrawal and have requested to waive their right for one demand registration under Section 1.2, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2or 1.4(except for one request for registration if withdrawal was made pursuant to subsection (iii) above).

1.8          Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a)shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)          To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection (b)), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (b)shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed), provided that in no event shall any indemnity under this subsection (b)exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)          Promptly after receipt by an indemnified party under this Section 1.8of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d)          If the indemnification provided for in this Section 1.8is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)          The obligations of the Company and Holders under this Section 1.10shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9         Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)          make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Offering;

(b)          file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act (at any time after the Company has become subject to such reporting requirements); and

(c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.10       Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and shall execute a joinder to that effect; and (c) such assignment or transfer shall be subject to the provisions of the then current Articles of Association of the Company. In addition, rights to cause the Company to register securities may be freely assigned to any Permitted Transferee of a Holder (as such term is defined in the Articles of Association of the Company) (the "Permitted Transferee").

1.11         “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.11shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.11and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.12        Foreign Offerings. The provisions and intent of this Section 1 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States, to the extent applicable.

1.13        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of two of the following groups: (i) the majority of the holders of Registrable Securities held by the holders of the Series B-1 Preferred Shares; (ii) the majority of the holders of Registrable Securities held by the holders of the Series B Preferred Shares; (iii) the majority of the holders of Registrable Securities held by the Series A-1 Holders and (iv) the Series A Holder, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3hereof, or (b) to demand registration of their securities.

2.            Covenants of the Company.

2.1          Delivery of Financial Statements. The Company shall deliver to (i) the Investors; (ii) the Series A-1 Holders and (ii) the Series A Holder; (iii)the Series B Holders: (iv) the Series B-1 Holders:

(a)          annual audited financial statements, including a consolidated balance sheet of the Company, as soon as practicable, but in any event no later than forty five (45) days following the end of the fiscal year audited and certified by a firm of independent certified public accountants of recognized national standing;

(b)          quarterly unaudited, but reviewed, financial statements, including an unaudited consolidated balance sheet of the Company, as soon as practicable, but in any event no later than thirty (30) days following the end of each of the first three quarters in each fiscal year;

(c)          such other information as may be reasonably requested by the majority of the holders of Series B-1 Preferred Shares (including the Investors) (“Series B-1 Majority”), the majority of the holders of Series B Preferred Shares held by the Series B Holders(“Series B Majority”), the majority of the holders of Series A-1 Preferred Shares held by the Series A-1 Holders(“Series A-1Majority”) and Series A Holder and any other report or information required by the Series B-1 Holder, Investor, the Series B Holders, the Series A-1 Holders or the Series A Holder, in order to comply with any applicable law, including without limitation, securities laws, stock exchange rules and regulations and/or any request of regulatory authorities; and

(d)          as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a comprehensive budget and operating plan for the next fiscal year, forecasting the Company’s projected revenue, expenses and cash position on a month-to-month basis, in such form as shall be determined by the Company and two of the following (i) the Series A Holder, (ii) the Series A-1 Majority;(iii) the Series BMajority,(iv) the Series B-1 Majority;

(e)          with respect to the financial statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f)          such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Series B-1 Majority, the Series B Majority the Series A-1 Majority and the Series A Holder may from time to time request, provided that if the Series B-1 Majority, the Series B Majority, the Series A-1 Majority or the Series A Holder shall request such information, the Company shall provide them such information.

2.2         Inspection. The Company shall permit the Investors, the Series B-1 Holders, the Series B Holders, the Series A-1 Holders and the Series A Holder to visit and inspect the Company’s properties, to examine its books of account and records and the like to the same extent of inspection rights as granted to the Board of Directors, and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investors, the Series B-1 Holders, the Series B Holders, the Series A-1 Holders or the Series A Holder.

2.3         Termination of Information and Inspection Covenants, Assignment.

(a)          The covenants set forth in Sections 2.1and 2.2 shall terminate and be of no further force or effect upon the closing of a Qualified Public Offering.

(b)           The rights pursuant to Sections2.1and 2.2above may be assigned or otherwise conveyed by the Investors, the Series B-1 Holders, the Series B Holders, the Series A-1 Holders and the Series A Holder or the subsequent transferee of either the Investors, the Series B-1 Holders, the Series B Holders, the Series A-1 Holders or the Series A Holder, to any Permitted Transferee, or to any other transferee.

(c)          The Company and the Series A Holder hereby confirms and agrees that upon the execution of this Agreement, the provisions of Section 10 to the Series A Purchase Agreement are terminated and have no further force and effect.

3.            Aggregation of Shares. Shares held by the Group may be aggregated together, for the purpose of determining the availability of any rights under this Agreement for such members of the Group, including rights which are conditioned on the relevant shareholder holding shares representing a minimum percentage, etc.

“Group” means the following shareholders of the Company: Gerry Rubens, David Delevi, Shabtay Vogel, Eitan Adres, Leo Malamud, Adi Lahat, Eftan Investment Consulting Ltd., Egon Mining and Exploration Ltd.,RB Holding Company S.A., Tiferet Hamechonit Leasing Ltd.,Yaki Delevi, Ory Vogel,WG-Fifth Ave LLC, Ran Gants, Jose Birnbaum, Six Continents Group LLC Defined Benefit Jeffrey Sacks Trusteeand any transferee thereof.

4.            Miscellaneous.

4.1          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2          Governing Law and Jurisdiction.This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The competent courts of the city of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

4.3          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.A signed Agreement received by a party hereto via facsimile or electronic mail will be deemed an original.

4.4          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

4.6          Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7          Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) as follows: (a) in the case of an amendment - by the Company, Series B-1 Majority, Series B Majority, Series A-1 Majority and the Series A Holder; and (b) in the case of a waiver - by the party against whom the waiver is to be effective and by the Company. The parties to this Agreement confirm that the addition of any new investor which will purchase Series B-1 Preferred Shares of the Company as a party to this Agreement shall not be considered as an amendment of this Agreement and therefore it shall not require obtaining the consent of any shareholder, provided that such new investor will sign a joiner to this Agreement and will be deemed as “Investor” for the purposes of this Agreement with respect to the Series B-1 Preferred Shares purchased by the investor.

4.8          The parties hereby agree that (a) the Investors’ Rights Agreement entered into between the Parties on December30, 2012and any Investors’ Rights Agreement previously signed between the Company and any party to this Agreement shall no longer be in force and effect, as of the date hereof; and (b) in the event of any conflict between the terms of this Agreement and any previous agreement signed between any of the parties prior to the date hereof, this Agreement will prevail. In addition, the Series A Holder agrees and acknowledges that this Agreement supersedes any registration rights and information rights previously granted to the Series A Holder, including, without limitation, any rights granted pursuant to the Founders’ and Share Purchase Agreement, dated as of March 16, 2008including any contractual rights granted in connection with said agreement with respect to the amendment of the Articles of Association of the Company.

4.9          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.10        Aggregation of Holdings. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.11        Additional Parties. It is agreed that if any of the Investors, the Series B Holders, the Series A-1 Holders or the Series A Holder shall assign its rights under the applicable Share Purchase Agreement or otherwise sell or transfer any Preferred Shares of the Company (as such term is defined in the Articles of Association of the Company) to any other purchaser (“Additional Party”), such Additional Party shall be added as a party to this Agreement as "Investor" (in the event that Series B Preferred Shares were purchased), as a “Series B Holder” (in the event that Series B Preferred Shares were purchased) “Series A-1 Holder” (in the event that Series A-1 Preferred Shares were purchased) and as a “Series A Holder” (in the event that Series A Preferred Shares were purchased) with respect to any or all of the preferred shares purchased by such Additional Investor and shall thereupon be deemed for all purposes an “Investor”, “Series B Holder” “Series A-1 Holder” or “Series A Holder” (as applicable) hereunder.

[Remainder of Page Intentionally Left Blank- Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

POLYPID LTD.

By:
Name:
Title:

David Segal

Amir Weisberg

Xenia Venture Capital Ltd.
By:
Name:
Title:

Uri Rabinovitz

Zvi Pugach

Rami Lerner

Yehiella Metzger

Yafit Shtark

Yechezkel Berenholtz

Shirat Hachaim Ltd.

Aurius Trade Limited
By:
Name:
Title:

David Lichtblau

Margalit Lichtblau

Emanuel Noam

Shlomo Barak

Moshe Noiman

Yosef Dotan

Yehuda Nir

Aharon Lukach

Ramon Gustilo

Gerry Rubens

David Delevi

Shabtai Vogel

Eitan Adres

Leo Malamud

Adi Lahat

Eftan Investment Consulting Ltd.
By:
Name:
Title:

Egon Mining and Exploration Ltd.
By:
Name:
Title:

RB Holding Company S.A.
By:
Name:
Title:

Tiferet Hamechonit Leasing Ltd.
By:
Name:
Title:

Yaki Delevi

Ory Vogel

WG-Fifth Ave LLC

Ran Gants

Jose Birnbaum

Six Continents Group LLC Defined Benefit Jeffrey Sacks Trustee
By:
Name:
Title:

Max Pohl

Orit Har-Even

Yaniv Amos

MegaBridge Holdings Ltd.
By:
Name:
Title:

Shimon Cohen

Rafi Cohen

Amiram Peled

Yitzhak Poran

Ido Greenberg

Raphael Rebhan

Giora Hagity

Schedule A

A-1 Holders

Amir Weisberg

David Segal

Aharon Lukach

Yosef Dotan

Yehuda Nir

Schedule B

B Holders

David Segal

Aharon Lukach

Yosef Dotan

Yehuda Nir

Uri Rabinovitz

Zvi Pugach

Rami Lerner

Yehiella Metzger

Yafit Shtark

Yechezkel Berenholtz

Shirat Hachaim Ltd.

Xenia Venture Capital Ltd.

Schedule B-1

Series B-1 Holders

David Segal

Xenia Venture Capital Ltd.

Uri Rabinovitz

Zvi Pugach

Rami Lerner

Yehiella Metzger

Yafit Shtark

Yechezkel Berenholtz

Shirat Hachaim Ltd.

Aurius Trade Limited

David and Margalit Lichtblau

Gerry Rubens

David Delevi

Shabtai Vogel

Eitan Adres

Leo Malamud

Eftan Investment Consulting Ltd.

Egon Mining and Exploration Ltd.

RB Holding Company S.A.

Dr. Adi Lahat

Tiferet Hamechonit Leasing Ltd.

Max Pohl

Orit Har-Even

Yaniv Amos

MegaBridge Holdings Ltd.

Ramon Gustilo

ExhibitB-1

1.	Amir Weisberg
2.	Aharon Lukach
3.	Yosef Dotan
4.	Yehuda Nir
5.	Zvi Pugach
6.	Rami Lerner
7.	Yehiella Metzger
8.	Yafit Shtark
9.	Yechezkel Barenholz
10.	Shirat Hachaim Ltd.
11.	Aurius Trade Limited
12.	Gerry Rubens
13.	David Delevi
14.	Leo Malamud
15.	Adi Lahat
16.	Eftan Investment Consulting Ltd.
17.	Egon Mining and Exploration Ltd.
18.	Yaki Delevi
19.	Ory Vogel
20.	WG-Fifth Ave LLC
21.	Ran Gants
22.	Jose Birnbaum
23.	Six Continents Group LLC Defined Benefit Jeffrey Sacks Trustee
24.	David and Margalit Lichtblau
25.	MegaBridge Holdings Ltd.
26.	Max Pohl
27.	Shimon Cohen
28.	Rafi Cohen
29.	Amiram Peled
30.	Itzhak Foren
31.	Ido Grinberg
32.	Raphael Rebhan

71330\0\57

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